Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1115
Email: ir@srslabs.com

 SRS LABS REPORTS LICENSING REVENUE FOR
FISCAL 2005 GREW 37 PERCENT DURING THE YEAR
AND 59 PERCENT IN THE FOURTH QUARTER

Santa Ana, Calif., March 14, 2006—SRS Labs (NASDAQ: SRSL), a leading provider of innovative audio and voice technology solutions, announced today that licensing revenue for the twelve-month period ended December 31, 2005 grew 37 percent to $14.8 million from $10.8 million in fiscal 2004. This growth was driven by the company’s success in accessing more broadly its five target market segments which resulted in increased sales in such product categories as portable audio devices, mobile phones and PCs, as well as continued demand in the home theater market. Revenues from the licensing business in the fourth quarter of 2005 increased 59 percent to $4.3 million from $2.7 million in the same period in 2004.

Consolidated net sales for the fiscal year ended December 31, 2005, including the company’s Hong Kong-based semiconductor business, increased by 7.5 percent to $23.2 million from $21.6 million for fiscal 2004. On March 1, 2006, SRS announced that it intends to sell its semiconductor business to focus increased management attention and resources on what it believes to be a large and expanding market for its core licensing business. As a result, beginning with the first quarter ending March 31, 2006, SRS will account for the semiconductor business segment as a discontinued operation.

The company reported a net loss of $1.4 million, or ($0.10) per diluted share for fiscal 2005, compared to net income of $1.6 million, or $.10 per diluted share, for the prior year. The loss in 2005 was primarily due to a non-cash and nonrecurring after-tax impairment charge of $3.3 million, which was announced on March 1, 2006, related to the company’s investment in a joint venture alliance with Coming Home Studios.

SRS Labs, Inc. 2909 Daimler Street, Santa Ana, CA  92705    Tel 949-442-1070    Fax 949-852-1099   www.srslabs.com

Gross margins in 2005 for SRS Labs’ consolidated business were 72 percent compared to 82 percent in 2004. This decline was attributable primarily to the company’s decision to record an asset impairment charge associated with its joint venture with Coming Home Studios. Gross margins in the licensing segment of the business were 78 percent. Excluding the asset impairment charge related to Coming Home Studios, the gross margins for the licensing business were 97 percent for 2005. Management believes that referencing both gross margins in the licensing business provides important perspective related to the operating performance of the business going forward. Consolidated operating expenses increased from $15.9 million in 2004 to $18.0 million in 2005 due to increased sales and marketing headcount, commissions on increased licensing revenues, and increased professional fees and public company expenses.

According to SRS Labs’ chairman and chief executive officer, Thomas C. K. Yuen, “We are pleased to have achieved such strong and steady growth in our core licensing business throughout 2005, and we believe we are well positioned to continue to build on this strength in 2006. Our innovative audio and voice technology is well-suited to the unique design requirements of today’s thinner, more compact and miniaturized electronic products and offers a solution which enables a high-quality listening experience for consumers.

“We believe our technology provides a way for manufacturers of such products as flat panel TVs, cell phones, MP3 and DVD players as well as laptop computers and car audio systems, to deliver a noticeably improved sound quality and as a result differentiate their devices in the market. For example, using our technology, electronics manufacturers of portable media players have a cost-effective, quick-to-market means for recapturing some of the sound quality lost when music is compressed into digital files. And for the mobile phones games market, our XSPACE 3D™ generates a vivid, life-like audio environment achieved with the precise placement of sound as well as multi-dimensional sound movement.

“As we go forward, our new team of senior executives is committed to focusing on expanding our market opportunities with both consumer electronics manufacturers and chip manufacturers/platform partners, while our highly expert audio technologists and scientists expect to continue to expand our portfolio of innovative audio and voice technology,” Yuen said.

Conference Call

SRS will host a conference call and webcast at 2 p.m. Pacific Time today (5 p.m. Eastern Time) to review its 2005 year-end and fourth quarter results. The dial-in number for the call in North America is 866-259-6033 and
703-639-1219 for international callers. The call will also be webcast live over the Internet. Simply log-on to www.srslabs.com.

The web cast will be archived on the company’s website for 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 5 p.m. Pacific Time on March 14. The audio replay dial-in number for North American is 866-837-8032 and 703-925-2474 for international callers. The replay pass code is 867016.

About SRS Labs, Inc.

SRS Labs is a recognized leader in the advancement of audio and voice technology. The company works with the world’s top manufacturers to provide a richer entertainment experience through patented sound techniques. SRS Labs’ technologies can be heard through products ranging from televisions, LCD and plasma monitors, cell phones, MP3 players, car audio systems, and notebook and desktop computers. The company also offers hardware and software tools to professionals and consumers for the creation, production and broadcast of content featuring SRS Labs’ technologies. Valence Technology Limited, a Hong-Kong based subsidiary of SRS Labs, is a semiconductor company that designs and sells custom ASICs and standard ICs to leading manufacturers worldwide. Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Japan, Europe, and Korea. For more information about SRS Labs, Inc. please visit www.srslabs.com. The information on the aforementioned website is not incorporated by reference into this press release.

Except for historical information contained in this release, statements in this release, including those of Mr. Yuen are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management’s belief, as well as assumptions made by, and information currently available to, management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. Some of these factors include uncertainties related to the sale of Valence Technology Limited and the divestiture of the company’s equity investment in the joint venture, the general market conditions concerning the semiconductor business, the acceptance of new SRS Labs’ products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the company, general business and economic conditions, especially in Asia, and other factors detailed in the company’s Form 10-K and other periodic reports filed with the SEC. SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

(Summary Financial Information Follows)

SRS LABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2005	2004	2003
Revenue:
Licensing	$14,795,810	$10,831,704	$9,101,399
Semiconductor	8,432,449	10,770,684	10,712,382
Total revenues	23,228,259	21,602,388	19,813,781

Cost of sales:
Licensing	446,849	228,147	102,979
Write-off of capitalized production costs	2,757,172	—	—
Semiconductor	3,411,649	3,725,062	3,953,100
Total cost of sales	6,615,670	3,953,209	4,056,079
Gross margin	16,612,589	17,649,179	15,757,702
Operating expenses
Sales and marketing	6,890,666	5,445,224	5,487,159
Research and development	4,700,016	4,767,004	4,263,682
General and administrative	6,401,021	5,675,294	5,053,387
Total operating expenses	17,991,703	15,887,522	14,804,228

Income (loss) from operations	(1,379,114)	1,761,657	953,474

Write-off of investment	(185,304)	—	—

Equity in income of investee	91,096	32,358	—
Other income, net	669,830	594,922	538,278
Minority interest	—	—	5,430
Income (loss) before income tax expense	(803,492)	2,388,937	1,497,182
Income tax expense	620,893	810,416	1,038,463
Net income (loss)	$(1,424,385)	$1,578,521	$458,719

Net income (loss) per common share:
Basic	$(0.10)	$0.11	$0.04
Diluted	$(0.10)	$0.10	$0.03

Weighted average shares used in the calculation of net income per common share:
Basic	14,117,795	13,950,457	13,033,002
Diluted	14,117,795	15,781,206	14,420,810

SRS LABS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2005	December 31, 2004
ASSETS
Current Assets
Cash and cash equivalents	$8,752,339	$7,011,912
Accounts receivable, net of allowance for doubtful accounts of $99,203 in 2005 and $32,962 in 2004	2,789,551	1,318,665
Inventories, net of reserve of $127,007 in 2005 and $240,825 in 2004	614,647	571,280
Prepaid expenses and other current assets, including other receivables of $8,817 in 2005 and $9,004 in 2004	944,556	1,337,506
Deferred income taxes	—	23,406
Total Current Assets	13,101,093	10,262,769
Investments available for sale	17,077,170	17,261,267
Investment in LLC	—	2,596,090
Furniture, fixtures and equipment, net	1,485,919	1,995,579
Intangible assets, net	2,487,066	2,660,955
Goodwill	533,031	533,031
Deferred income taxes	380,386	192,750
Total Assets	$35,064,665	$35,502,441

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,597,370	$984,805
Accrued liabilities	2,117,040	1,640,714
Deferred revenue	537,636	436,910
Income taxes payable	—	8,628
Total Current Liabilities	4,252,046	3,071,057
Commitments, contingencies and subsequent events
Stockholders’ Equity
Preferred stock—$0.001 par value; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.001 par value; 56,000,000 shares authorized; 14,953,690 and 14,671,416 shares issued; 14,279,592 and 14,229,541 outstanding for 2005 and 2004, respectively	14,955	14,672
Additional paid-in capital	63,574,518	62,523,292
Accumulated other comprehensive loss	(496,021)	(309,722)
Accumulated deficit	(29,277,388)	(27,853,003)
Treasury stock at cost 674,098 and 441,875 shares at December 31, 2005 and 2004, respectively	(3,003,445)	(1,943,855)
Total Stockholders’ Equity	30,812,619	32,431,384
Total Liabilities And Stockholders’ Equity	$35,064,665	$35,502,441